Exhibit 99.1

VantageMed Announces Court Approval of Securities Class Action Lawsuit Settlement

RANCHO CORDOVA, Calif.—July 31, 2002—VantageMed Corporation (NasdaqNM: VMDC) announced today that it has received final court approval on the settlement of the consolidated securities class action lawsuit filed against the Company and several of its officers and directors in the U.S. District Court for the Eastern District of California.  Under the terms of the settlement, all claims against the Company were dismissed without admission of liability or wrongdoing.

As previously announced, the shareholder class will receive a cash payment of $2.5 million, out of which class counsel will be awarded attorney’s fees.  The Company recorded a $1.2 million charge in the fourth quarter of 2001 to reflect its portion of the settlement.  The Company paid its portion of the settlement in December 2001 and no future payments to the settlement class will be required.

Richard Brooks, Chairman and CEO commented, “We are pleased to formally conclude this matter.  We continue to focus on our recently announced restructuring plans to drive long-term profitability and cash flow.  Finalizing this settlement allows us to look forward without the uncertainty and potential expense of litigation.”

VantageMed is a provider of healthcare information systems and services distributed to over 11,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians, dentists, and other healthcare providers and provider organizations.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance and/or stock price of the Company and the Company’s decisions regarding its listing options. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. Among these risks and uncertainties is the risk of failure to improve operating cash flow and the inability of the restructuring efforts to improve profitability.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports on Form 10-Q and 10-K and our registration statement as amended, all on file with the SEC, and which are available from its website at www.sec.gov.

CONTACT:

VantageMed Corporation

Investor Relations

Gregory B. Hill

(916) 638-4744, ext. 213

investor@vantagemed.com

6